EXHIBIT 99.1

FOR IMMEDIATE RELEASE January 24, 2012

COMPANY CONTACT:

     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Change in Record Date
and Extension of Expiration of Subscription Rights
for Rights Offering to Existing Stockholders

CARLSBAD, Calif., January 24, 2012 — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced that due to technical compliance rules with the NYSE Amex stock exchange, the record date for its planned rights offering has changed from January 10, 2012 to February 2, 2012.  Accordingly, the Company also announced that it has extended the date on which the subscriptions rights will expire from 5:00 p.m., Eastern Time, on February 8, 2012 to 5:00 p.m., Eastern Time, on February 21, 2012, unless further extended by its board of directors.

The Company filed with the Securities and Exchange Commission a prospectus supplement to its prospectus dated January 11, 2012 to reflect the change in record date and the change in the expiration date for the rights offering. Other terms of the planned rights offering remain unchanged.

Stockholders who are evaluating their subscription rights and their investment in NTN are invited to listen to a call in which Mr. Bush, the Company's Chief Executive Officer, will discuss NTN’s business, the Rights Offering and NTN's planned use of the proceeds.  The call will be held on January 24, 2012 at 4:30 p.m. Eastern Standard Time.  To listen to the call from the United States or Canada dial (877) 790-8271 or if calling internationally dial (954) 320-7648. Please use passcode 41483312.

A replay of the call will be available until February 21, 2012, which can be accessed by dialing (855) 859-2056, if calling from the United States or Canada, or (404) 537-3406, if calling internationally. Please use passcode 41483312 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at www.buzztime.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The rights offering will be made only by means of a prospectus.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by 3,900 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools.  With over 2,100,000 registered consumers and nearly 50,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition.  With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter. To get Buzztime for your bar or restaurant, visit www.getbuzztime.com.